Exhibit 99.1

Contact:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Announces Filing of a Form 10 Registration Statement with the Securities and Exchange Commission for a Potential Spin-off of LENSAR to PDL’s Stockholders

INCLINE VILLAGE, Nev. (August 26, 2020) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) announces that its majority owned medical device subsidiary, LENSAR, Inc. (“LENSAR”), has filed a registration statement on Form 10 with the Securities and Exchange Commission relating to a potential spin-off of LENSAR from PDL.

“Preparations for a spin-off of LENSAR to PDL’s stockholders are proceeding well,” commented Dominique Monnet, PDL’s President and Chief Executive Officer. “PDL’s management and Board of Directors continue to explore all strategic alternatives for LENSAR with a focus on optimizing value for PDL’s stockholders. The Board of Directors intends to make a decision regarding the spin-off within the next few weeks. If we were to move forward with a spin-off, we believe LENSAR would be well positioned to be distributed to our stockholders as an independent, publicly traded company, to resume its pre-COVID-19 growth trajectory and to pursue the development and launch of its next-generation system, ALLY™. We have full confidence in the management of LENSAR and in the company’s potential as an innovation leader in cataract surgery.”

In the event the spin-off is consummated, LENSAR has applied to list shares of its common stock on the NASDAQ stock market under the ticker symbol “LNSR.” The spin-off would be subject to customary conditions, including effectiveness of the registration statement on Form 10 filed by LENSAR with the Securities and Exchange Commission and final approval by PDL’s Board of Directors.

SVB Leerink is serving as financial advisor to PDL in connection with the proposed spin-off as well as other strategic options for LENSAR.

About LENSAR, Inc.

LENSAR, Inc., is a global leader in next generation femtosecond cataract laser technology for refractive cataract surgery. The LENSAR Laser System with Streamline IV offers cataract surgeons automation and customization options for their astigmatism treatment planning and other essential steps of the refractive cataract surgery procedure with the highest levels of precision, accuracy, and efficiency. These features assist surgeons in managing astigmatism treatments and optimizing overall visual outcomes. The LENSAR Laser System has been cleared by the U.S. Food and Drug Administration for anterior capsulotomy, lens fragmentation, and corneal and arcuate incisions. For other indications, it is an investigational device limited by U.S. law to investigational use only.

LENSAR is developing its next-generation system ALLY™, which is expected to broaden the addressable market to include all cataract procedures. ALLY will integrate in a single, compact mobile workstation an enhanced femtosecond laser and a well-known, high-performance technology phacoemulsification system, providing surgeons with the ability to switch seamlessly between the two technologies. LENSAR's intellectual property secures a premier technology position for developing and commercializing this disruptive technology.

NOTE: LENSAR, the LENSAR logo, the LENSAR Cataract Laser with Augmented Reality logo, Streamline, IntelliAxis, and IntelliAxis Refractive Capsulorhexis are registered trademarks and Intelligent Incisions, and Augmented Reality are trademarks of LENSAR, Inc.

About PDL BioPharma, Inc.

Throughout its history, PDL’s mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders in the form of cash or equity.

For more information please visit https://www.pdl.com/

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s proposed plan of liquidation and potential spin-off of LENSAR. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation and proposed dissolution, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K filed on March 11, 2020 and Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2020 and August 10, 2020, and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

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